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                                                             Exhibit 23.26



                            [GRAPHIC]


                         CONSENT OF ZINER & COMPANY, P.C.

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated February 27, 1996 and March 11, 1997 with respect to the audits of United Front Homes for the years ended December 31, 1995 and 1996, included in AIMCO's Current Report on Form 8K/A (as amended to date), dated June 3, 1997, and filed with the Securities and Exchange Commission.


                                             /s/Ziner & Company, P.C.
                                            -------------------------

Ziner & Company, P.C.


Boston, Massachusetts
September 22, 1997